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OPINION OF PROSKAUER ROSE LLP AS TO TAX MATTERS

December 4, 2008

Lightstone Value Plus Real Estate Investment Trust II, Inc.
1985 Cedar Bridge Ave., Suite 1
Lakewood, NJ 08701

Ladies and Gentlemen:

We have acted as counsel to Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (the  “Company”), with respect to certain tax matters in connection with the sale by the Company of Common Stock (the “Stock”) as described in the Registration Statement on Form S-11, Registration No. 333-151532, dated June 9, 2008, as amended (the “Registration Statement”). In connection with the sale of Stock, we have been asked to provide an opinion regarding the discussion in the prospectus forming a part of the Registration Statement (the “Prospectus”) under the heading “Federal Income Tax Considerations” and regarding the classification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).1

The opinions set forth in this letter are based on relevant provisions of the Code, Treasury Regulations issued thereunder (including Proposed and Temporary Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In rendering our opinions, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including the following: (1) the Registration Statement (including exhibits thereto); (2) the form of Lightstone Value Plus Real Estate Investment Trust II, Inc. Articles of Amendment and Restatement; (3) the Agreement of Limited Partnership of Lightstone Value Plus REIT II LP (the “Operating Partnership”); and (4) the form of Management Agreements, made by and among the Operating Partnership, the Company and the Property Managers thereto (each a “Manager”). The opinions set forth in this letter also are based on certain written factual representations and covenants made by officers of the Company and the Operating Partnership in letters to us dated December 4, 2008 (the “Officer’s Certificates”), relating to, among other things, the formation, ownership, actual and proposed method of operation, and compliance with the REIT and partnership provisions of the Code of the Company and the Operating Partnership, and the entities in which they hold direct or indirect interests (collectively, these Officer’s Certificates, and the documents described in the immediately preceding sentence are referred to herein as the “Transaction Documents”).

In our review, we have assumed, with your consent, that all of the factual representations, covenants and statements set forth in the Transaction Documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that the Company and the Operating Partnership each will be operated in the manner described in the relevant Transaction Documents. We have, consequently, assumed and relied on your representations that the information presented in the Transaction Documents accurately and completely describe all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Transaction Documents may affect our conclusions set forth herein.
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[1]	Unless otherwise stated, all section references herein are to the Code.

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP, counsel for the Company, dated December 3, 2008, that the Company is a validly organized and duly incorporated corporation under the laws of the State of Maryland.

Based upon, and subject to the foregoing and the discussion below, we are of the opinion that:

(i)
commencing with the Company’s taxable year ending on December 31, 2009, the Company will be organized in conformity with requirements for qualification as a REIT under the Code, and the Company’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code;

(ii)
the discussion in the Prospectus under the caption “Federal Income Tax Considerations,” to the extent it constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the federal income tax considerations that are likely to be material to a holder of the Company’s Stock; and

(iii)
commencing with the formation of the Operating Partnership, it will be treated as a partnership, and not an association or publicly traded partnership (within the meaning of section 7704) subject to tax as a corporation, for U.S. federal income tax purposes.

We express no opinion on any issue relating to the Company, the Operating Partnership or the discussion in the Prospectus under the caption “Federal Income Tax Considerations” other than as expressly stated above.

The Company’s qualification and taxation as a REIT will depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Proskauer Rose LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for the Company’s qualification and taxation as a REIT.

This opinion is rendered to you in connection with the sale of the Stock and may not be used by you for any other purpose.

To ensure compliance with the requirements imposed by U.S. Treasury Regulations, we inform you that any U.S. tax advice contained in this communication (including any attachments or enclosures hereto) was not intended or written to be used, and cannot be used, by you or any taxpayer for the purpose of avoiding penalties under the Code that may be imposed on you or any such taxpayer. In addition, if any such tax advice is used or referred to by others in promoting, marketing or recommending any transaction or matter addressed herein (which should be assumed to be the case by a taxpayer that is not our client with respect to the subject matter of the communication), then (i) the advice should be construed as written in connection with the promotion or marketing by others of any transaction or matter addressed herein and (ii) the taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

We consent to the use of our name under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and to the use of these opinions for filing as exhibit 8 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Proskauer Rose LLP